Exhibit 5.1

March 10, 2016

Board of Directors
Heritage Oaks Bancorp
1222 Vine Street
Paso Robles, California 93446

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Heritage Oaks Bancorp (the “Company”) with the U.S. Securities & Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 2,500,000 shares of the Company’s common stock, no par value per share (the “Shares”), to be offered pursuant to the Heritage Oaks Bancorp 2015 Equity Incentive Plan (the “Plan”).

In rendering this opinion, we have examined and reviewed only such documents, records and matters of law as we have deemed relevant for the purpose of rendering the opinion set forth herein. Insofar as the opinion set forth herein is based on factual matters in connection with, among other things, the issuance of the Shares, which factual matters are authenticated in certificates from certain officers of the Company, we have relied on such certificates. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. In addition, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; and (ii) all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus and/or prospectus supplement.

Based upon the foregoing, and subject to the assumptions. Limitations and exceptions set forth herein, we are of the opinion that as of the date hereof:

1.             The Shares have been duly authorized.

2.             The Shares will be, when and if issued and delivered as contemplated by, and in conformity with the terms and conditions of the Plan, validly issued, fully paid and non-assessable.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than federal securities laws and the California General Corporation Law. Further, this opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement or the Shares.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or other documents, nor is it to be filed with or furnished to any government agency or other person, without the prior written consent of this firm in each instance.

We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP
Manatt, Phelps & Phillips, LLP